Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

April 8, 2022

Nicholas Themelis [*****]

[*****]

Dear Nicholas:

This Separation Agreement and General Release (the “Agreement”) serves to memorialize the terms of the termination of your employment with MARKETAXESS CORPORATION (“MarketAxess” or the “Company”). The terms of the Agreement, including your right to the payments and benefits referred to in Paragraphs 1 and 2 and are contingent upon and subject to your execution of this Agreement. As used in this Agreement, the terms “you” and “your” refer to Nicholas Themelis.

1.
Termination of Employment.

(a)
You hereby acknowledge and agree that your employment with MarketAxess was voluntarily terminated by you.

(b)
You hereby acknowledge and agree that your employment with MarketAxess will terminate effective April 8, 2022 (the “Termination Date”), and that, following the Termination Date, you will not represent yourself as being an employee, officer, agent or representative of MarketAxess for any purpose. The Termination Date will be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through MarketAxess, except as specifically set forth herein.

(c)
Simultaneous with the execution of this Agreement, the parties shall also execute a consulting agreement in the form set forth as Exhibit A hereto (the “Consulting Agreement”).

(d)
Your termination of employment on the Termination Date shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder. The level of services that you perform following the Termination Date under the Consulting Agreement is expected to represent less than 20 percent of the level of services that you performed with the Company on an average basis for the 36 month period prior to the Termination Date, in accordance with the Section 409A regulations.

2.
Payments and Benefits.

Subject to your full compliance with all of your obligations under this Agreement, including but not limited to the covenants contained in Sections “3” and “4”:

(a)
You will be paid your current semi-monthly pay, Twelve Thousand Five Hundred Dollars ($12,500) per pay period (less standard semi- monthly applicable tax withholdings and other deductions required by law), through the Termination Date (the “Accrued Payments”). You further acknowledge and agree that the Accrued Payments shall be the sole and exclusive payments or benefits to which you shall be entitled in respect of the Severance Protection Agreement between you and MarketAxess dated July 31, 2020 (“Severance Protection Agreement”);

(b)
You will be eligible for a discretionary bonus on account of your work (including the success of the Rates Project and your assistance with the transition to your successor) from January 1, 2022 through the Termination Date, in an amount (if any) determined by MarketAxess in its sole discretion. Subject to the foregoing, the target for such discretionary bonus will be Two Hundred Fifty Thousand Dollars ($250,000). Any such bonus shall be less required tax withholdings and other deductions and shall be paid following the effective date of the General Release but no later than June 30, 2022;

(c)
MarketAxess shall pay the cost of your medical and dental benefits(“Healthcare Benefits”), if currently elected, pursuant and subject to the terms of COBRA from May 1, 2022 through February 28, 2023, provided that you have not been offered Healthcare Benefits by another entity that employs you and you elect COBRA in the required timeframe. Following February 28, 2023, you are responsiblefor the full cost of continuing such Healthcare Benefits under COBRA. You are required to notify MarketAxess immediately if you become covered by such health insurance offered by another entity that employs you. Regardless if you elect to execute this Agreement, you will be eligible to continue your Healthcare Benefits at your sole expense under COBRA for 18 months (or longer, if local and state law so provides), providing you make such a timely election and you are currently enrolled in MarketAxess’ Healthcare Benefits; and
(d)
Nothing in this Agreement shall affect your rights, if any, to any equity awarded to you under the MarketAxess Holdings Inc. Stock Incentive Plan(s) thathas already vested prior to the Termination Date. You acknowledge and agree that the vesting (or forfeiture) of equity awards that are scheduled to vest following the Termination Date will be governed by the terms and conditions of the individual grant agreements, including the terms and conditions of any applicable “Qualified Retirement” provisions set forth in any individual grant agreement. Based on the terms and conditions of the individual grant agreements executed by you, provided that you provide services pursuant to the Consulting Agreement though February 1, 2023, you will forfeit the final tranche (518 units) of the Restricted Stock Unit Award Agreement dated January 15, 2021.

3.
Employee’s General Release and Waiver.
(a)
YOU HEREBY RELEASE THE COMPANY AND ALL OF ITS PAST, PRESENT, AND FUTURE AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS,

EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY REFERRED TO HEREIN AS THE “RELEASEES”), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH YOU OR YOUR HEIRS, SUCCESSORS OR ASSIGNS HAVE OR MAY HAVE AGAINST ANY RELEASEE ARISING ON OR PRIOR TO THE TERMINATION DATE AND ANY AND ALL LIABILITY WHICH ANY SUCH RELEASEE MAY HAVE TO YOU, WHETHER DENOMINATED CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES OR LIABILITIES ARISING FROM ANY AND ALL BASES, HOWEVER DENOMINATED, INCLUDING BUT NOT LIMITED TO CLAIMS FOR WRONGFUL DISCHARGE, ACCRUED BONUS OR INCENTIVE PAY, SEXUAL HARASSMENT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, TITLE VII OF THE UNITED STATES CIVIL RIGHTS ACT OF 1964, 42 U.S.C. § 1981, THE CORPORATE FRAUD AND CRIMINAL FRAUD ACCOUNTABILITY ACT OF 2002, AND SECTIONS 922(H)(1) AND 1057 OF THE DODD-FRANK ACT, WORKERS ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE NEW YORK HUMAN RIGHTS LAW, INCLUDING NEW YORK EXECUTIVE LAW § 296, § 8-107 OF THE ADMINISTRATIVE CODE AND CHARTER OF NEW YORK CITY OR ANY OTHER FEDERAL, STATE, OR LOCAL LAW. THIS RELEASE IS FOR ANY AND ALL CLAIMS, INCLUDING BUT NOT LIMITED TO CLAIMS ARISING FROM AND DURING YOUR EMPLOYMENT RELATIONSHIP WITH RELEASEES OR AS A RESULT OF THE TERMINATION OF SUCH RELATIONSHIP. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS RELEASE AGREEMENT, THIS RELEASE IS NOT INTENDED TO INTERFERE WITH YOUR RIGHT TO FILE A CHARGE WITH A GOVERNMENTAL AGENCY, INCLUDING BUT NOT LIMITED TO THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE OR LOCAL FAIR EMPLOYMENT PRACTICES AGENCY, OR OTHER GOVERNMENTAL REGULATORY AGENCY OR SELF- REGULATORY ORGANIZATION. HOWEVER, BY EXECUTING THIS RELEASE AGREEMENT, YOU HEREBY WAIVE THE RIGHT TO RECOVER ANY RELIEF IN CONNECTION WITH ANY PROCEEDING BROUGHT BEFORE SUCH GOVERNMENTAL AGENCY OR SELF-REGULATORY ORGANIZATION. THIS RELEASE IS FOR ANY RELIEF, NO MATTER HOW DENOMINATED, INCLUDING, BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WAGES, BACK PAY, FRONT PAY, COMPENSATORY DAMAGES, OR PUNITIVE DAMAGES. YOU RELINQUISH ANY RIGHT TO FUTURE EMPLOYMENT WITH THE COMPANY OR ANY OF THE RELEASEES, AND AGREES NOT TO SEEK FUTURE RE- EMPLOYMENT WITH THE COMPANY OR ANY OF THE RELEASEES. YOU ACKNOWLEDGE THAT THE COMPANY SHALL HAVE THE RIGHT TO REFUSE TO RE-EMPLOY YOU WITHOUT LIABILITY OF THE COMPANY OR ANY OF THE RELEASEES.

(b)
YOU ACKNOWLEDGE THAT THE PAYMENTS AND OTHER BENEFITS THAT YOU WILL RECEIVE UNDER THIS AGREEMENT REPRESENTGOOD AND VALUABLE CONSIDERATION FOR YOUR ENTERING INTO THIS AGREEMENT TO WHICH YOU OTHERWISE DID NOT HAVE A RIGHT.

(c)
You understand that you are releasing the Releasees from claims that you may not know about as of the date of the execution of this Release Agreement, and that it is your knowing and voluntary intent even though you recognize that someday you might learn that some or all of the facts you currently believe to be true are untrue and even though you might then regret having signed this Release Agreement. Nevertheless, you understand that you are expressly assuming that risk and agree that this Release Agreement shall remain effective in all respects in any such case. You expressly and completely waives all rights you might have under any law that is intended to protect you from waiving unknown claims, and you understand the significance of doing so.

(d)
In consideration of the terms set forth in this Release Agreement, you represent that you have not filed or permitted to be filed against the Releasees any charges, complaints or lawsuits, and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Release Agreement and claims released pursuant to this Release Agreement (including, without limitation, any claims relating to the termination of the Executive’s employment), except as may be necessary to enforce this Release Agreement or to seek a determination of the validity of the waiver of your rights under ADEA.

(e)
You understand and agree that nothing in this Release Agreement limits or interferes with your right, without notice to or authorization of the Company, to communicate in good faith with any Government Agency for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing documents or other information, or for the purpose of filing a charge or complaint with a Government Agency. As used in this Release Agreement, “Government Agency” shall mean the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self- regulatory organization or any other federal, state or local governmental agency or commission. In the event you file a charge or complaint with a Government Agency, or a Government Agency asserts a claim on your behalf, you agree that your release of claims in this Release Agreement shall nevertheless bar your right (if any) to any monetary or other recovery (including reinstatement), except you do not waive: (i) your right to receive a whistleblower award from a Government Agency for information provided to such Government Agency, (ii) any recovery to which you may be entitled pursuant to workers’ compensation and unemployment insurance laws, and (iii) any other right where a waiver is expressly prohibited by law.

(f)
Nothing in this Agreement shall affect your vested rights, if any, to retirement benefits under any 401(k) retirement plan(s) offered by MarketAxess. Your rights to benefits under any such 401(k) Plan(s) and any other employee benefits planswill be determined in accordance with the terms of such plans.

Nothing in this Agreement shall waive or affect any rights to advancement, indemnification or insurance, such as directors and officers insurance, that, by their terms, survive a termination of employment.

(g)
Other than payment for accrued and unused vacation days throughthe Termination Date in accordance with the Company’s policy currently in place, you represent, warrant and acknowledge that MarketAxess owes you no wages, bonuses, sick pay, personal leave pay, severance pay, or other compensation other than as provided for in this Agreement.
4.
Other Agreements.

(a)
Confidentiality; Return of Documents.

(i)
You agree not to disclose to anyone except your immediate family,accountant, attorneys, tax advisors or the Department of Labor Unemployment Insurance Division any information relating to the subject matter of this Agreement, including the payments and benefits specified in Paragraphs “1” and “2”, above, exceptto the extent required or permitted by law. Any disclosure to any of the above individuals shall be made only upon their agreement not to disclose these terms to another person. If served with a legal demand to disclose information regarding the terms of this Agreement, you will give MarketAxess at least five (5) business days’ priornotice, or as much notice as practicable, before making such disclosure. Nothing in this provision shall interfere with your right to file a charge with, or cooperate or participate in an investigation conducted by, a governmental agency or self-regulatory organization.
(ii)
You further agree to comply with the Proprietary Information and Non-Competition Agreement executed by you on July 31, 2020 (the “Non- CompetitionAgreement”), which agreement is expressly incorporated herein. For the purposes of the Non-Competition Agreement, the last day of the “Engagement Term” shall be February 1, 2023.

(iii)
You further agree that on or before your last day of service pursuant to the Consulting Agreement, you will return to MarketAxess all property and all information concerning the business of MarketAxess in your possession, custody or control which has been furnished to you oris held by you, at your office, residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excepts thereof. If necessary, arrangements will be made by MarketAxess to ship MarketAxess property from your home to MarketAxess at no cost to you.

(b)
Non-Disparagement. You shall not make any public statements, encourage others to make statements or release information intended to disparage or defame MarketAxess, any of its past, present or future affiliates or any of their respective directors or officers. All verifications of your employment at MarketAxess should be directed to Human Resources (hrteam@marketeaxess.com) who will provideno further information than your dates of employment and position. Notwithstanding theforegoing, nothing in this Paragraph “4(b)” shall prohibit you from making truthful statements when required by order of a court or other body having jurisdiction or as required by law or interfere with your right to cooperate or participate in an investigationconducted by a governmental agency or self-regulatory organization.

(c)
Future Cooperation. You agree to reasonably cooperate with MarketAxess and its counsel (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental or other investigation relating to the conduct of the business of MarketAxess or its past, present, or future affiliates and agree to provide full and complete disclosure to MarketAxess and its counsel in response to any inquiry in connection with any such matters, without further compensation (except as to reasonable out-of-pocket expenses actually incurred by youin complying with this provision) and agree to cooperate with any other reasonable inquiry of MarketAxess.

(d)
Forfeitures in Event of Breach. You acknowledge and agree that, notwithstanding any other provision of this Agreement, in the event this Agreement doesnot become effective as provided in Paragraph “10,” below, or you materially breach any of your obligations under Paragraphs “3” or “4” of this Agreement, and you fail to cure such breach, if curable, after being given notice and 5 (five) business days to cure such breach, then (i) you shall forfeit your right to receive any payments and other benefits provided for in this Agreement that you have not received as of the date of such forfeiture and (ii) any equity awards scheduled to vest after the date of such breach shall be forfeited.

5.
Representations.

You represent and warrant that you are not aware of any facts that would establish that any officer or employee of MarketAxess has engaged in conduct that youbelieve would violate any federal, state or local law, regulation or ordinance.

6.
Remedies.

You acknowledge and agree that the covenants, obligations and agreements contained in Paragraph “4” herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause MarketAxess irreparable injury for which adequateremedies are not available at law. Therefore, you agree that MarketAxess shall be entitled to seek an injunction, restraining order or such other equitable relief (without therequirement to post bond or any other security) as a court of competent jurisdiction maydeem necessary or appropriate to restrain you from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and inaddition to any other rights and remedies MarketAxess may have. MarketAxess and you hereby irrevocably submit to the exclusive jurisdiction of the courts of New York, and the Federal courts of the United States of America, in each case located in New York City, in respect of the injunctive remedies set forth in this Paragraph “6” and the interpretation and enforcement of this Paragraph “6” insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Paragraph “6,” and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any requestor application for such injunctive relief, and (d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Paragraph “6,” provided that MarketAxess may seek to enforce any such injunctive relief in any court of competent jurisdiction.

7.
No Admission.

This Agreement does not constitute an admission of liability or wrongdoingof any kind by the Releasees.

8.
Heirs and Assigns.

The terms of this Agreement shall be binding on the parties hereto andtheir respective successors and assigns.

9.
General Provisions.

(a)
Integration. This Agreement constitutes the entire understanding ofMarketAxess and you with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except for those agreements that are expressly incorporated herein. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of MarketAxess or you to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(b)
Choice of Law. This Agreement shall be construed, enforced andinterpreted in accordance with and governed by the laws of the state of New York excluding rules of law that would lead to the application of the laws of any other jurisdiction.

(c)
Construction of Agreement. The rule of construction to the effectthat ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(d)
Counterparts. This Agreement may be executed in any number ofcounterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and allof which counterparts, taken together, shall constitute but one and the same

Agreement.

10.
Knowing and Voluntary Waiver.

(a)
Before entering into this Agreement, you had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so if you choose.

(b)
You have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.

(c)
You have read this Agreement and understand all of its terms, including the release of claims and covenant not to sue set forth in Section 3 above.
(d)
The payments and benefits described in Section 2 are in consideration of this release of claims and covenant not to sue, and constitute consideration in addition to anything of value to which you are already entitled.
(e)
You have forty-five (45)] days within which to consider this Agreement (although you may choose voluntarily to sign it earlier).
(f)
You have seven (7) days following the date you signs this Agreement to revoke this Agreement by delivering a written notice of such revocation to:

MarketAxess Holdings Inc. 55 Hudson Yards Floor 15 New York, New York 10001 Attention: General Counsel

(g)
This Agreement shall not become effective or enforceable until the first (1st) day (the “Effective Date”) following the end of the seven (7) day revocation period; provided that you have signed, returned and not revoked this

Agreement in accordance with the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release as of the date first written above.

MARKETAXESS CORPORATION

By: /s/ Julie Sheffet_____________

Julie Sheffet

Chief Human Resources Officer

ACCEPTED AND AGREED:

/s/ Nicolas Themelis___________

Nicholas Themelis Date: 4/11/2022